
Hernan Bas (b. 1978)
Initial Offering Price
$944,000
Offering Circular
SEC.GOV
Annual Growth of Record Price
18.0%
Similar Sales
Record Price
Repeat Sales
Sharpe Ratio (2010-2022)
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Hernan Bas
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All Art
0.55
S&P 500
0.56
$0
The average auction price for paintings by Bas grew at an annualized rate of 41% from 2019-2023, signaling rising demand for the artist.
INVESTMENT THESIS
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Hernan Bas

(b. 1978)

Why we like this offering

1. The Artwork is a characteristic example of Hernan Bas' large-scale landscapes, which are typically executed in vivid color palettes using the artist's signature stylized formality, and often featuring androgynous young male figures.
2. Bas' most recent exhibition, "The Conceptualists", was on view at Victoria Miro from November 18, 2022 to January 21, 2023 in London. Bas' work is included in several important collections, including the Museum of Fine Arts in Boston, the Museum of Modern Art in New York, the San Francisco Museum of Modern Art in San Francisco, the Saatchi Collection in London, and the Whitney Museum of American Art in New York.
3. The Artwork is an example of Bas's signature style, with its bold brushstrokes, romanticized depiction of youth and bright colors such as blue, green and white.
4. The average auction price for paintings by Bas grew at an annualized rate of 41% from 2019-2023, signaling rising demand for the artist. An ArtTactic report listed the artist as "On-the-Rise" in the February 2022 publication shortly before an impressive auction season in which annual auction turnover for the artist eclipsed $7 million in 2022, more than doubling the artist's previous annual auction turnover record achieved in 2021.
5. The Artwork shows a small figure in the center of the work, the young man standing in water. He is holding an object that emits rays. The rays draw our eyes to the top left of the painting, where we see a chariot pulled by two white horses. This may be a reference to the Greek god Helios, the sun god.

6. In addition to rendering the Artwork's composition in his energetic yet narratively enigmatic style, Bas' inclusion of the young male figures - with their emotional state left intentionally ambiguous - positions the work both in the tradition of classical painting, while updated with a decidedly contemporary bent.
7. As of August 15, 2023, works including solitary figures and executed after 2008, which are of similar subject, period and scale to the Artwork have sold at auction in excess of $1.2 million and include: **"The Overly Prepped Boy (or The Approaching Glacier)"**, which sold for $1,249,705 at Christie's, in May 2022, **"Night Flight or Midnight Migration, or My Merry Way"** (2011), which sold for $746,000 at Sotheby's in November 2021 and **"The Ash Tree (At Once a Voice Arose Among the Bleak Twigs Overhead)"** (2010), which sold for $561,785 at Sotheby's in October 2022.

Past price appreciation is no guarantee of future results. Historical sales data may be limited and not representative of the entire artist market. An investor must read the Offering Circular before making an investment decision.

Artist Metrics

2022 Total Auction Sales	2022 Auction Lots Sold	All Time Record Price
$3,677,351	16	$1,173,333

Average Prices



229.8K
172.4K
114.9K
57.5K
11 12 13 14 15 16 17 18 19 20 21 22

Turnover by Year



3.7M
2.8M
1.8M
919.3K
11 12 13 14 15 16 17 18 19 20 21 22

Lots Auctioned Sold Unsold



17
12.75
8.5
4.25
11 12 13 14 15 16 17 18 19 20 21 22

Initial Offering Price	**$944,000**
Offering Circular	sec.gov/edgar

Painting







About Hernan Bas

Hernan Bas (b. 1978, Miami, FL) is an American figurative, expressionist artist whose practice spans paintings, videos, installations, and works on paper which primarily depict androgynous adolescent men. Captured at various thresholds – between youth and adulthood, innocence and experience – and situated within a shifting terrain of interior and exterior spaces, the figures in Hernan Bas' paintings are charged with potential.

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HERNAN BAS



Acrylic on linen over panel | 84 × 71 in. (213 × 180 cm.)

Hernan Bas is an American contemporary artist known for his distinct style and evocative narratives which primarily depict solitary figures.

$944,000	INITIAL OFFERING
28.4%	ANNUAL APPRECIATION OF SIMILAR WORKS[1,2]
18.0%	ANNUAL APPRECIATION OF RECORD PRICES[3]
11.3%	MEDIAN APPRECIATION OF REPEAT SALES[4]

The Artwork is a characteristic example of Hernan Bas' large-scale landscapes, which are typically executed in vivid color palettes using the artist's signature stylized formality, and often featuring androgynous young male figures. The Artwork is an example of Bas's signature style, with its bold brushstrokes, romanticized depiction of youth and bright colors such as blue, green and white. The Artwork shows a small figure in the center of the work, the young man standing in water. He is holding an object that emits rays. The rays draw our eyes to the top left of the painting, where we see a chariot pulled by two white horses. This may be a reference to the Greek god Helios, the sun god. In addition to rendering the Artwork's composition in his energetic yet narratively enigmatic style, Bas' inclusion of the young male figures - with their emotional state left intentionally ambiguous - positions the work both in the tradition of classical painting, while updated with a decidedly contemporary bent. As of June 16, 2023, works including solitary figures and executed after 2008, which are of similar subject, period and scale to the Artwork have sold at auction in excess of $1.2 million and include: "The Overly Prepped Boy (or The Approaching Glacier)", which sold for HKD 9,810,000 ($1,249,705) at Christie's, Hong Kong on May 26, 2022, "Night Flight or Midnight Migration, or My Merry Way" (2011), which sold for $746,000 at Sotheby's, New York on November 18, 2021 and "The Ash Tree (At Once a Voice Arose Among the Bleak Twigs Overhead)" (2010), which sold for HKD 4,410,000 ($561,765) at Sotheby's, Hong Kong on October 7, 2022. Examples of Hernan Bas' works similar to the Artwork are included in the collections of several important public institutions including the Brooklyn Museum; the Institute of Contemporary Art, Miami; and the Whitney Museum of American Art, New York, among others. Additionally, numerous examples of Hernan Bas' work can be found in the collection of the Rubell Museum, located in Miami and Washington, D.C. The Artwork's subject, execution, and scale make it a commercial and desirable work by Hernan Bas.

AS OF JUNE 30, 2023, HIS TOP AUCTION PRICES ARE LED BY "THE DAWN OF MODERNITY" (2016), WHICH SOLD FOR $2,686,530 AT HOLLY INTERNATIONAL, HONG KONG, ON NOVEMBER 27, 2022, "THE BATS AND THE BARN BRIDGE" (2008), WHICH SOLD FOR $1,441,058 AT CHRISTIE'S, HONG KONG ON NOVEMBER 30, 2022, AND "THE OVERLY PREPPED BOY (OR THE APPROACHING GLACIER)" (2010), WHICH SOLD FOR $1,249,705 AT CHRISTIE'S, HONG KONG, ON MAY 26, 2022.

In recent years, Bas's market movement has been significant, with his artwork attracting attention from collectors. As of June 16, 2023, auction prices for Hernan Bas' works have experienced tremendous growth, especially since 2019. In 2019, paintings by Bas realized an average price of $48,771, excluding Buyer's Premium. In 2022, the average price for paintings by Bas have grown to $367,731, a more than seven fold increase over the four year period. An ArtTactic report listed the artist as "On-the-Rise" in the February 2022 publication shortly before an impressive auction season in which annual auction turnover for the artist eclipsed $7 million in 2022, more than doubling the artist's previous annual auction turnover record achieved in 2021. As of June 16, 2023, his top auction prices are led by "The Dawn Of Modernity" (2016), which sold for $2,686,530 at Holly International, Hong Kong, on November 27, 2022, "The Bats and the Barn Bridge" (2008), which sold for $1,441,058 at Christie's, Hong Kong on November 30, 2022, and "The Overly Prepped Boy (or The Approaching Glacier)" (2010), which sold for $1,249,705 at Christie's, Hong Kong, on May 26, 2022.

AUCTION RESULTS FOR SIMILAR WORKS[5]


$1.6M
$1.2M
$0.8M
$0.4M
2012
2013
2014
2014
2015
2016
2017
2018
2019
2019
2020
2021
2022
2023

Hernan Bas (b. 1978 - Miami, Florida) is an American contemporary artist known for his distinct style and evocative narratives which primarily depict androgynous adolescent men. Raised in Miami, Florida, Bas developed a keen interest in art during his youth, inspired by the region's vibrant culture and lush landscapes. His formative years were marked by an exploration of various artistic mediums, including drawing, painting, and writing. He graduated in 1996 from the New World School of Arts in Miami and went on to attend Cooper Union in New York for only one semester. Bas' art training began during his early education at an art-focused magnet school in Miami which offered Bas an early foray into painting and the arts. Bas's career gained momentum with his first exhibitions in the early 2000s, showcasing his unique ability to intertwine elements of literature, history, and pop culture in his artwork. In 2001, Bas had his first solo exhibition at Fredric Snitzer Gallery called "Hernan's Merit & the Nouveau Sissies". In 2004, the artist had his first exhibition with Victoria Miro gallery in London and was one of the youngest artists to participate in the renowned Whitney Biennial. Since this time, his work has been the subject of countless solo and group shows, primarily at the international locations of Victoria Miro, Lehmann Maupin, and Perrotin Gallery. Bas' most recent exhibition, "The Conceptualists", was on view at Victoria Miro from November 18, 2022 to January 21, 2023 in London. Bas' work is included in several important collections, including the Museum of Fine Arts in Boston, the Museum of Modern Art in New York, the San Francisco Museum of Modern Art in San Francisco, the Saatchi Collection in London, and the Whitney Museum of American Art in New York, among others.







IMPORTANT DISCLOSURES

1. Historical appreciation rates reflect an implied annualized appreciation rate for a given artwork based on its purchase and sale at auction, including buyer's commissions paid to the auction house. Historical appreciation rates are not comparable to, or intended to represent or be a proxy, for returns on Masterworks shares. Artist information is presented for illustrative purposes only and Masterworks does not own, securitize, purchase, or sell works by all of such artists. Past performance is no guarantee of future results, and an investor can lose money. This video is not an offer of investment advice or a recommendation to buy or sell a particular security.

2. The table and chart below capture the historical data for selected auctions sales transactions, which are similar to the Artwork. The selected sales data is intended to provide an estimate of the historical appreciation rate of the Artwork by looking at a set of similar works by the artist that have sold at public auction. The set of similar sales comprise paintings by Hernan Bas with the following criteria: canvas paintings created 2000 to present, measuring over 50 by 50 inches to 100 by 100 inches, excluding works on paper, vellum, mylar, board and panel. The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Sale records that do not contain images may be excluded from the comparative set. Although the paintings in the described set have similar characteristics to the Artwork, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth below is useful in determining the value of the Artwork and you are urged not to place undue reliance on such data. The art transaction data is not intended to indicate past or expected performance of any security. Similar sales may include transactions involving Masterworks acting as a buyer or seller. For the purposes of the table below, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date. The realized prices comprised by this set of transactions have increased at an estimated 28.4% CAGR implied from selected sales occurring from September 21, 2012 to March 3, 2023.

3. A "record price" reflects the highest hammer price (excluding auction house buyer's premium) achieved at a public auction for any artwork by a particular artist. The art market considers the progression of record hammer prices to be an indication of an artist's market momentum and growth rate. Paintings by Hernan Bas have a record price compound annual growth rate ("CAGR") of 18.0% from May 11, 2006 to December 31, 2022. This calculation is based on (i) a record price of $75,000 on May 11, 2006, the earliest date that a painting by the artist was sold at public auction according to publicly available data and (ii) $1,173,333 the most recent record price as of December 31, 2022, the date that the Masterworks internal public sale database was last populated with artist market records. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past record hammer price trends may not be indicative of future trends.

4. Median repeat sale pair appreciation reflects the median annualized price appreciation rate of all artworks by an artist that have sold at least twice at public auction (referred to as "repeat sales"). Repeat sale pair appreciation rates can be a useful measure of the progression of prices in a particular artist's market over time. The median repeat sale pair appreciation for Hernan Bas is 11.3%, which is based on 5 repeat sales during the time period beginning on the first purchase price date for the artist's earliest repeat sales pair, which in the case of Hernan Bas was February 12, 2010 and ending on the last date a repeat sale occurred for such artist, which in the case of Hernan Bas was December 1, 2022. "Repeat sales" exclude artworks of an artist that were held for less than 1 year, meaning that an artwork was bought and sold at public auction in a span of less than 365 days, but may include transactions involving Masterworks acting as buyer or seller, and only include artworks reflective of the artist's main medium, as defined by Masterworks. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past repeat sale appreciation rates may not be indicative of future repeat sale appreciation rates.

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